UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 26, 2019

DMC Global Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-8328	84-0608431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5405 Spine Road
Boulder, Colorado  80301
(Address of Principal Executive Offices, Including Zip Code)

(303) 665-5700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2019, Andrea E. Bertone was appointed to serve on the Board of Directors (the “Board”) of DMC Global Inc. (the “Company”).

Ms. Bertone brings to the Board nearly 20 years of senior management experience and has spent the majority of her career in the energy industry. She most recently was President of Duke Energy International LLC (“Duke Energy”). Prior to serving as President of Duke Energy, Ms. Bertone spent nearly 10 years in increasing senior management roles with Duke Energy and its respective subsidiary companies. Ms. Bertone also currently serves on the Board of Directors of Yamana Gold Inc., where she is also a member of the audit committee, and Peabody Energy Corporation. Ms. Bertone is a graduate of the University of São Paulo, Brazil, Chicago-Kent College of Law, and she also completed a finance program for senior executives at Harvard Business School.

The Board appointed Ms. Bertone to its Audit Committee and Corporate Governance and Nominating Committee, having previously determined that she satisfies all applicable requirements to serve on such committees.

Ms. Bertone will be compensated for her service as a director in accordance with the Company’s standard director compensation program.

There are no family relationships between Ms. Bertone and any officer or other director of the Company or any related party transactions involving Ms. Bertone and the Company.  There is no arrangement or understanding between Ms. Bertone and any other person pursuant to which she was selected as a director.

A copy of the press release announcing Ms. Bertone’s appointment is included as Exhibit 99.1 hereto.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description

99.1	Press release, February 27, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DMC Global Inc.

Dated: February 27, 2019	By:	/s/ Michael Kuta
Michael Kuta
Chief Financial Officer